Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	November 1, 2021
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY BANCORP AND OAK VALLEY COMMUNITY BANK APPOINT NEW DIRECTOR

OAKDALE, CA − On November 1, 2021, Gary Strong accepted his appointment to the Boards of Directors of Oak Valley Bancorp (the “Company”) [NASDAQ: OVLY] and its wholly owned subsidiary Oak Valley Community Bank (the “Bank”).

Strong is the Chief Executive Officer of the California Gold Country Region of the American Red Cross and has served in this role since 2015. In this position, he leads the Sierra Delta and Northern California Chapters, which include more than 2,000 volunteers and 40 employees who respond to nearly 800 local disasters each year and serve close to four million residents in 26 counties.

Strong is a dynamic community advocate supporting numerous local organizations. He served as a member of the Board of Directors of Red Cross Chapters for over two decades. He was Chair of the Board for both the Rio Hondo Chapter in Southern California and the Capital Region Chapter in Northern California. Strong was a founding board member and treasurer of Journalism Funding Partners which facilitates philanthropic investment in local journalism projects. He has also served as Board Chair of the American Leadership Forum – Mountain Valley Chapter, as well as a member of the executive committees of numerous other Boards.

“Gary is a proven leader and his impressive background in finance, executive management, and community leadership make him an excellent fit for this position,” said Chris Courtney, President and CEO. “He shares our values and his strong roots in the Sacramento Region will be extremely beneficial as we accelerate our growth in the area.”

Strong and his wife Sonia are proud Granite Bay residents. He earned his Bachelor of Arts in Business Economics from the University of California, Santa Barbara. After which he was a CPA with Ernst & Young, Controller at the Los Angeles Times, and Senior Vice President of Finance at the Sacramento Bee. During his free time, he likes to play golf and attend live theater.

Upon accepting the new position Strong commented, “I am very honored to be chosen to serve on the Boards of Directors for such a strong community bank that is actively seeking to expand its presence in the Sacramento Region and dedicated to building and strengthening the communities they serve.”

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. The Company recently announced it has received regulatory approval to open a new office in Roseville, which is slated for the first quarter of 2022. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

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